Exhibit 99.2

United States Antimony Announces Completion of New

Technical Report on Nolan Creek, Alaska Gold/Antimony Deposit

Measured and Indicated Resource Value Exceeds $314 Million

Inferred Resource Value Exceeds $125 Million

Mining Operations Commenced Earlier this Month

“The Critical Minerals and ZEO Company”

~ Antimony, Gold, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / October 21, 2026 / United States Antimony Corporation (“USAC,” “US Antimony,” or the “Company”), (NYSE: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the free world outside of China and Russia, announced today the completion of a new Technical Report defining the gold-antimony resources on its 100% owned Nolan Creek Property located in northern Alaska. The Technical Report, compliant with SEC S-K 1300 Regulations will be filed with the SEC under a Form 8-K today. This Technical Report was authored by Mr. Thomas K. Bundtzen, President of Pacific Rim Geological Consulting, Inc recognized as a Qualified Person in accordance with the S-K 1300 Regulations.

Nolan Creek (Antimony & Gold)

The company acquired the Nolan Creek BLM Claims through a Trustee's Sale at the Courthouse steps in a public auction on January 30, 2026, after identifying the property and region as having high potential for hosting antimony as well as gold deposits. The Nolan Creek deposit is located approximately 175 miles north of Fairbanks, Alaska. The property was previously owned by a private company who conducted exploration and mining of both placer and lode targets from both surface and from an underground operation more than twenty years ago. Management of US Antimony chose to further expand the claim package by purchasing Alaskan State Claims (shown in green below) over the wider area to capture the region’s full potential. The dark grey areas represent individual placer claim holders in the area. The region was predominately open since the last commercial miner in the area abandoned the Nolan Creek region when gold prices were significantly depressed.

Resource Tables

Considering the economic potential of Nolan Creek, USAC is using $4,000/oz gold price and $8.30/lb antimony price. Currently all planned operations are within the lode claims. The existing exploration drift intersects the highest confidence material: measured and indicated. Phase 2 of the operation, after the bulk sample, will continue to target this M&I material which has a current insitu value of $233.9M from contained antimony and $79.9M from contained gold (before mining, transporting and processing costs and before recovery).

Resource Value
	Sb - $8.30/lb	Au - $4000/oz	Classification
Measured & Indicated Lode ($k)	$233,877.4	$79,872.0	$313,749	MM
Inferred Lode ($k)	$78,161.1	$47,010.0	$125,171	MM
		Grand Total	$438,920	MM

*Before mining, transporting and processing costs

**Before process recovery

Nolan Creek
Nolan Creek
Triangle Bench
Nolan Creek Adit
WISEMAN/NOLAN ROAD
Wiseman Creek
N
0.75
1.5 mi
To Fairbanks
USAC Tenure
Permitted Areas
Third Party Tenure
New 2026 Stacked State Claims (pending)
Known Stibnite Veins
Interpolated Stibnite Veins
Main Roads
Established Trails

In 2006, the previous owner collared an exploration adit and excavated 570 linear feet of 12 foot x12 foot exploration drifts and crosscuts. These headings intercepted three parallel veins of high-grade antimony containing gold as a secondary metal

The adit, collared near the bottom of a hillside, connects to the antimony/gold vein structures via horizontal headings sufficiently large to provide access for modern mobile underground equipment. We anticipate that the exploration drifts and crosscuts can be extended to provide immediate access to multiple ore faces. In the first half of 2027, we plan to demonstrate that the site has the capability to fully meet our Radersburg, Montana name plate mill feed capacity using long hole open stope mining methods. Our contractor’s personnel have previous experience in utilizing mechanized longhole mining methods for production from narrow vein deposits.

Earlier this year, the company hosted pre-bid underground site inspection tours by two internationally recognized mining contractors in preparation for their submission of tenders in mid-August, for underground development and mining of this high-grade material. One third party contractor was selected, and mining operations began this month with an excavation of an exploration bulk sample of approximately 1,000 tons. Our third-party contractor has mobilized equipment and personnel to the site and with the goal of having their crews operating two shifts daily by the end of October.

Additionally, USAC has engaged an experienced underground mining geologist to work on site to map the geology and assist in minimizing dilution of this high-grade antimony/gold resource.

USAC has recently contracted a local Alaskan transportation company to deliver the bulk sample to our floatation mill facility located in Radersburg, Montana. The intention is to verify the overall economics and practicality of producing antimony trisulphide meeting military specifications and to satisfy other existing antimony market demands in 2027.

Commenting on this announcement today, Mr. Gary C. Evans, Chairman and CEO of USAC, stated, “This is another example of USAC’s “fast track” approach to mining methods. Having only acquired this property earlier this year, and operating in a weather environment that is difficult at best, we will be moving approximately 1,000 tons of lode ore (antimony and gold) from the underground mine for processing to our in-house flotation mill located in Radersburg, Montana, in preparation for sales during the months of November and December this year. This shipment will represent our first antimony delivered from our exploration efforts in Alaska to Montana for processing.”

Commenting further on the Nolan Creek activities, Mr. Joseph Bardswich, P.E., Executive Vice President and Chief Mining Engineer, stated “We were very fortunate to have acquired this quality of a property earlier this year at such a nominal price. We were successful at solving prior existing environmental issues, acquiring additional leases around the prospect, making repairs on a 7 mile road owned by the state in an effort to make it usable, acquiring and moving to the site a “man camp, contracting an experienced mining contracting firm who are already underground performing mining operations today, negotiating the transport of material to Montana during the middle of winter, with all of this done in less than 12 months! These actions are representative of the quality and perseverance of the personnel that US Antimony has attracted within our organization.”

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S., Mexico, and Canada. The Company mines, purchases, and processes ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. Beginning in 2024 and continuing in 2025, the Company acquired mining claims, real properties (patented claims) and leases located in Alaska, Montana, and Ontario, Canada in an effort to reduce the cost of third-party antimony ore purchases and to expand its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals, and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Investor Relations Contact:	Media Relations Contact:

Jonathan Miller, VP, Investor Relations	Anthony D. Andora
4438 W. Lovers Lane, Unit 100	Edge Consulting, Inc.
Dallas, Texas 75209	1560 Market Street, Ste. 701
E-Mail: Jmiller@usantimony.com	Denver, Colorado 80202
Phone: 406-606-4117	E-Mail: Anthony@EdgeConsultingSolutions.com
Phone: 720-317-8927